UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 14, 2014

American Apparel, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with John J. Luttrell

As previously disclosed, the Board of Directors (the “Board”) of American Apparel, Inc. (the “Company”) appointed John J. Luttrell as Interim Chief Executive Officer of the Company.  In connection with his appointment as Interim Chief Executive Officer, the Company entered into an employment agreement with Mr. Luttrell, effective as of July 14, 2014 (the “Employment Agreement”), which supersedes the prior employment agreement entered into between the Company and Mr. Luttrell, effective as of February 7, 2011.  Pursuant to the Employment Agreement, Mr. Luttrell will serve as the Company’s Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer for an initial term commencing as of June 18, 2014 and ending on February 6, 2015, which term will automatically extend for successive one-year periods as of each February 7 (beginning February 7, 2015) unless terminated by the Company on at least 90 days’ written notice prior to the expiration of the then-current term.

The Employment Agreement provides that Mr. Luttrell will receive a minimum base salary of $62,500 per month for so long as he serves as Interim Chief Executive Officer and $37,750 per month following the commencement of employment of a new Chief Executive Officer and Mr. Luttrell’s relinquishment of such title, provided that the minimum base salary of $62,500 per month will be in effect for no less than six months.  Mr. Luttrell will be eligible to receive an annual incentive compensation award with a target payment equal to 75% (and a maximum payment of 100%) of his salary during each such fiscal year, subject to the terms and conditions of the Company’s annual bonus plan and further subject to certain targets or criteria reasonably determined by the Board of Directors or the Compensation Committee. The Employment Agreement also states that, as previously disclosed, Mr. Luttrell received a vested grant of 350,000 shares of the Company’s common stock at the time of his appointment as Interim Chief Executive Officer.  Mr. Luttrell will also participate in the benefit plans that the Company maintains for its executives and receive certain other standard benefits (including, without limitation, vacation benefits and reimbursement of travel and business-related expenses).

If Mr. Luttrell is terminated without “cause” or if he resigns for “good reason” (as these terms are defined in the Employment Agreement, with “good reason” including the execution and delivery of the Nomination, Standstill and Support Agreement entered into between Standard General L.P., Dov Charney, the Company and certain other persons, which has been previously filed by the Company), the Company will pay Mr. Luttrell the following: (a) his base salary accrued through the date of such resignation or termination and, subject to entering into a release, payments equal to his base salary at a rate of $595,500; (b) any bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination or resignation occurs; and (c) any unreimbursed expenses. In addition, in such case, subject to entering into a release, Mr. Luttrell’s equity awards will vest and become exercisable, and Mr. Luttrell and his eligible dependents will be entitled to receive, until the earlier of the first anniversary of the termination date and the date Mr. Luttrell is entitled to comparable benefits by a subsequent employer, continued participation in the Company’s medical, dental and insurance plans and arrangements. If the Company elects not to extend Mr. Luttrell’s term of employment, then unless Mr. Luttrell’s employment has been previously terminated, Mr. Luttrell’s employment will be deemed to terminate at the end of the applicable term and the Company will pay Mr. Luttrell the amounts set forth in clauses (a) through (c) above in this paragraph.

If Mr. Luttrell’s employment terminates by reason of his death or disability, or if he is terminated for “cause” or if he resigns without “good reason” (as these terms are defined in the Employment Agreement), the Company will pay him (a) his base salary accrued through the date of such resignation or termination; (b) any unreimbursed expenses; and (c) only in the case of a termination because of his death or disability, (x) any bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination of employment occurs and (y) a pro rated amount of his target annual performance bonus, if any, for the calendar year in which such termination of employment occurs. The Employment Agreement also provides that upon termination of Mr. Luttrell’s employment for any reason, he agrees to resign, as of the date of such termination and to the extent applicable, from the boards of directors (and any committees) of, and as an officer of, the Company and any of the Company’s affiliates and subsidiaries.

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)                                         Exhibits:

Exhibit Number	Description

10.1	Employment Agreement, effective as of July 14, 2014, between American Apparel, Inc. and John J. Luttrell.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: July 14, 2014	By:	/s/ John J. Luttrell
		Name:	John J. Luttrell
		Title:	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, effective as of July 14, 2014, between American Apparel, Inc. and John J. Luttrell.